EXHIBIT 99.1

For Immediate Release
Contact:
David Bulger (Company)	Jerry Daly or Carol McCune
CFO, Treasurer and EVP	Daly Gray (Media)
(561) 835-1800 x302	(703) 435-6293

Innkeepers USA Trust Acquires 25 Additional Leases from Lessee

PALM BEACH, Fla., February 25, 2004—Innkeepers USA Trust (NYSE: KPA), a hotel real estate investment trust (REIT) and a leading owner of upscale, extended-stay hotel properties throughout the United States, today announced that it had completed the acquisition of 25 additional hotel leases from its principal lessee, Innkeepers Hospitality. On December 1, 2003 the company acquired the first 23 leases from Innkeepers Hospitality, and it acquired another 11 leases as of December 31, 2003. The company acquired the additional 25 hotel leases as of February 1, 2004.

The company has paid Innkeepers Hospitality $5.25 million in connection with the acquisition of the 59 leases. Taxable REIT subsidiaries of the company entered into management agreements with an Innkeepers Hospitality affiliate for the management of the 59 hotels. Innkeepers Hospitality is controlled by Jeffrey H. Fisher, who also is the chief executive officer, president and chairman of the board of trustees of Innkeepers USA Trust.

The company said that it currently expects to complete the acquisition of the remaining lease held by Innkeepers Hospitality later in the first quarter of 2004. The Innkeepers Hospitality affiliate that will manage the hotel covered by the remaining lease is in the final stage of obtaining additional management contracts with owners not affiliated with the company so as to qualify as an ‘eligible independent contractor’ with respect to the hotel. No additional consideration will be paid to Innkeepers Hospitality upon the acquisition of the remaining lease.

Innkeepers USA Trust is a hotel real estate investment trust (REIT) and a leading owner of upscale, extended-stay hotel properties throughout the United States. The company owns 66 hotels with a total of 8,185 suites or rooms in 21 states and focuses on acquiring and/or developing Residence Inns by Marriott and other upscale extended-stay hotels and the rebranding and repositioning of other hotel properties.

For more information about Innkeepers USA Trust, visit the company’s web site at www.innkeepersusa.com.

Cautionary statements set forth in reports filed by the company from time to time with the Securities and Exchange Commission discuss important factors impacting, or that could impact, the company and its results or forecasted results. These factors include, without limitation, (i) risks that war, terrorism or similar activities, widespread health alerts, disruption in oil imports or higher oil prices or changes in domestic or international political environments, negatively affect the travel industry and the company, and the negative effects of such events that may occur in the future cannot be fully anticipated, (ii) the relative strength and performance of businesses and industries that are important demand generators in the company’s key markets (e.g., technology, automotive, aerospace), (iii) international, national, regional and local economic conditions that will, among other things, affect demand for the company’s hotel rooms and the availability and terms of financing, (iv) the company’s ability to maintain its properties in competitive condition, (v) the company’s ability to acquire or develop additional properties and risks that potential acquisitions or developments may not perform in accordance with expectations, (vi) changes in travel patterns or the prevailing means of commerce (i.e., e-commerce), and (vii) the complex tax rules that the company must satisfy to qualify as a REIT, and other governmental regulation.